Exhibit 99.1

DURECT’s Convertible Notes Exchange into Equity at Maturity

CUPERTINO, CA, June 17, 2008 / PRNewswire-First Call via COMTEX/ — DURECT Corporation (Nasdaq: DRRX) announced today that the remaining $23.6 million in 6.25% Convertible Notes had been exchanged by the holders at their maturity date into approximately 7.5 million shares, per the original terms of the indenture. As a result, DURECT now has approximately 81.8 million shares of common stock outstanding.

“We are pleased that our balance sheet has been strengthened by the elimination of this debt and conversion into common stock,” stated James E. Brown, DVM, President and CEO of DURECT.

About DURECT Corporation

DURECT is an emerging specialty pharmaceutical company developing innovative drugs for pain and other chronic diseases, with late-stage development programs including Remoxy™, POSIDUR™, ELADUR™, and TRANSDUR™-Sufentanil. DURECT’s proprietary (oral, transdermal and injectable depot) delivery technologies enable new indications and superior clinical/commercial attributes such as abuse deterrence, improved convenience, compliance, efficacy and safety for small molecule and biologic drugs. For more information, please visit www.durect.com.

NOTE: ORADUR™, POSIDUR™, ELADUR™ and TRANSDUR™ are trademarks of DURECT Corporation. Other referenced trademarks belong to their respective owners. Remoxy, POSIDUR, ELADUR and TRANSDUR-Sufentanil are drug candidates under development and have not been approved for commercialization by the US Food and Drug Administration or other health authorities.

SOURCE:

DURECT Corporation

CONTACT:

Matt Hogan, Chief Financial Officer of DURECT Corporation, +1-408-777-4936